Exhibit 99.1

Noodles & Company Announces First Quarter 2017 Financial Results

BROOMFIELD, Colo., May 9, 2017 (Globe Newswire) - Noodles & Company (NASDAQ: NDLS) today announced financial results for its first quarter ended April 4, 2017.
Key highlights for the first quarter of 2017 versus the same quarter a year ago include:

•	Total revenue increased 2.4% to $116.7 million from $114.0 million.

•
Net loss was $26.8 million for the first quarter of 2017, and net loss attributable to common stockholders (further reduced by the accretion of the preferred stock to its redemption value) was $27.8 million or $0.99 loss per diluted share, compared to net loss of $2.4 million, or $0.09 loss per diluted share in the first quarter of 2016. During the first quarter of 2017, the Company recorded $19.9 million of charges related to the closure of 55 restaurants and $1.9 million of charges related to the impairment of four restaurants.

•	Adjusted net loss(1) was $2.5 million, or $0.08 loss per diluted share, compared to adjusted net loss of $1.7 million, or $0.06 loss per diluted share.

•	Adjusted EBITDA(1) decreased to $3.8 million from $5.4 million.

•	Comparable restaurant sales decreased 2.0% system-wide, decreased 2.5% for company-owned restaurants and increased 1.1% for franchise restaurants.

•	Eight new restaurants opened system-wide in the first quarter of 2017, including seven company-owned restaurants and one franchise restaurant.

______________________
(1) Adjusted net income (loss) and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income (loss) to each of these measures is included in the accompanying financial data. See “Non-GAAP Financial Measures.”

Dave Boennighausen, Chief Financial Officer and interim Chief Executive Officer of Noodles & Company, stated, “During the first quarter of 2017 we completed two important steps to allow us to sharpen our focus on improving the performance and profitability of our go-forward portfolio. First, the Company completed private placements with L Catterton and Mill Road Capital, resulting in $50.0 million of gross proceeds. These investments are from firms with strong records in the consumer space and allow us to pursue the steps necessary to complete our transformation plan through the balance of 2017 and beyond.”

Boennighausen continued, “Using a portion of the proceeds from these transactions, the Company also completed our second important step, the closure of 55 restaurants that had been a persistent burden on the Company’s human and financial capital. We expect these closures will have a significant benefit on the Company’s future earnings profile and also give us the opportunity to place more emphasis on our stronger remaining base of restaurants.”

First Quarter 2017 Financial Results

Total revenue increased $2.7 million in the first quarter of 2017, or 2.4%, to $116.7 million, compared to $114.0 million in the first quarter of 2016. This increase was the result of new restaurants opened system-wide since the beginning of the first quarter of 2016, partially offset by the closure of 39 company-owned restaurants on February 28, 2017. An additional 16 restaurants were closed at the end of the quarter, and accordingly, their closure did not impact the first quarter revenue results. Additionally, average unit volumes (“AUVs”) for the quarter overall decreased $34,000 compared to the first quarter of 2016. AUV’s for the trailing twelve months were $1,067,000. Excluding restaurants that were closed during the first quarter, AUV’s were $1,116,000.

Eight new restaurants opened system-wide in the first quarter of 2017, including seven company-owned restaurants and one franchise restaurant. The Company had 482 restaurants at the end of the first quarter, comprised of 409 company-owned and 73 franchise restaurants. In the first quarter of 2017, comparable restaurant sales decreased 2.0% system-wide, decreased 2.5% for company-owned restaurants and increased 1.1% for franchise restaurants.

Restaurant contribution margin decreased to 11.0% in the first quarter of 2017, compared to 13.3% in the first quarter of 2016. This decrease was primarily due to deleverage on lower AUVs, increased cost of sales and increased labor costs.

The Company reported a net loss of $26.8 million in the first quarter of 2017, compared with a net loss of $2.4 million in 2016. In the first quarter of 2017, the company recorded $19.9 million of charges related to the closure of 55 restaurants, and $1.9 million of charges related to impairment of four restaurants. In the first quarter of 2016, the Company recorded $0.5 million related to ongoing closure costs of the restaurants closed in the fourth quarter of 2015 and $0.2 million related to impairment of one restaurant. Adjusted net loss of $2.5 million in the first quarter of 2017 grew from adjusted net loss of $1.7 million in the first quarter of 2016. Adjusted EBITDA decreased to $3.8 million in the first quarter of 2017 from $5.4 million in the first quarter of 2016.

2017 Outlook

Based upon management’s current assessment following first quarter results and reflecting the completion of the closure of 55 company-owned restaurants, the Company has revised guidance and currently expects the following for full year 2017:

•	Approximately 14 to 17 new restaurants system-wide, including 12 to 15 company-owned restaurants;

•	Total revenue of $458.0 million to $468.0 million;

•	Company-owned comparable restaurant sale decline of low-single-digits;

•	Restaurant level contribution margin of 13.5% to 14.5%;

•	Adjusted EBITDA of $31.0 million to $35.0 million;

•	Flat adjusted net income; and

•	Capital expenditures of $21.0 million to $25.0 million

The Company believes that a quantitative reconciliation of the Company’s non-GAAP financial measures guidance, namely adjusted EBITDA and adjusted diluted loss per share, to the most comparable financial measures calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of outcomes that determine future impairments and the tax benefit of any such future impairments. Neither of these measures, nor their probable significance, can be reliably quantified due to the inability to forecast future impairments. These non-GAAP financial measures have limitations as analytical financial measures, as discussed below in the section entitled “Non-GAAP Financial Measures.” In addition, the guidance with respect to non-GAAP financial measures is a forward-looking statement, which by its nature involves risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statement, as discussed below in the section entitled “Forward-Looking Statements.”

Key Definitions
Comparable Restaurant Sales — represent year-over-year sales comparisons for the comparable restaurant base open for at least 18 full periods.
Restaurant Contribution Margin — represents restaurant revenue less restaurant operating costs which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA — represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, closure costs and asset disposals, severance costs and stock-based compensation. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, asset disposals and closure costs, and (ii) management uses it internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net Income (Loss) — represents net income (loss) plus various adjustments and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s performance, excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See “Non-GAAP Financial Measures” below.

Conference Call
Noodles & Company will host a conference call to discuss its first quarter financial results on Tuesday, May 9, 2017 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 3711410. The replay will be available until Tuesday, May 16, 2017. The conference call will also be webcast live from the Company’s corporate website at investor.noodles.com, under the “Events & Presentations” page. An archive of the webcast will be available at this location shortly after the call has concluded until Tuesday, May 16, 2017.
Non-GAAP Financial Measures
To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted EBITDA, adjusted net income (loss) and adjusted earnings (loss) per share (collectively, the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s operating performance excluding the impact of restaurant impairment and closure costs, dead deal or registration statement costs, severance costs and stock-based compensation expense and the tax effect of such adjustments. However, the Company recognizes that non-GAAP financial measures have limitations as analytical financial measures. The Company compensates for these limitations by relying primarily on its GAAP results and using non-GAAP metrics only supplementally. There are numerous of these limitations, including that: adjusted EBITDA does not reflect the Company’s capital expenditures or future requirements for capital expenditures; adjusted EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments, associated with our indebtedness; adjusted EBITDA does not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements; adjusted EBITDA does not reflect the cost of stock-based compensation; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and adjusted net income (loss) does not reflect cash expenditures, or future requirements, for lease termination payments and certain other expenses associated with reduced new restaurant development. When analyzing the Company’s operating performance, investors should not consider non-GAAP financial metrics in isolation or as substitutes for net income (loss) or cash flow from operations, or other statement of operations or cash flow statement data prepared in accordance with GAAP. The non-GAAP financial measures used by the Company in this press release may be different from the measures used by other companies.

For more information on the non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Measurements to GAAP Results” tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

About Noodles & Company
Noodles & Company is a fast-casual restaurant chain where globally inspired dishes come together to create a World Kitchen. Recognized by Parents Magazine as a Top Family Friendly Restaurant and Health Magazine as one of America’s Healthiest Fast Food Restaurants, Noodles & Company is a restaurant where Japanese Pan Noodles rest comfortably next to Penne Rosa and Wisconsin Mac & Cheese, but where world flavors don’t end at just noodles. Inspired by some of the world’s most celebrated flavor combinations, Noodles & Company’s menu offers soups, salads and shareables, too. Everything is made fresh to order, just as you like it, using quality ingredients. Dishes are delivered to the table allowing guests time to sit and relax or grab a quick bite.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as “believe,” “estimate,” “anticipate,” “expect,” “intend,” “may,” “will,” “would” and similar expressions are intended to identify our forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding 2017 guidance, including new restaurant development, total revenue, comparable restaurant sales growth, restaurant level contribution margin, adjusted EBITDA and adjusted diluted earnings (loss) per share; operating margins; additional public company expenses; our target and adjusted net income (loss); and costs associated with our closure of underperforming restaurants. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include: our ability to execute our strategy to refranchise restaurants in certain of our markets; our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies to improve the performance of our restaurant portfolio; the impact of the closing of 55 of our restaurants on our financial performance; costs associated with our data security incident, including legal fees, investigative fees, other professional fees and the cost of communications with customers, as well as potential losses associated with settling payment card networks’ expected claims and litigation associated with the data security breach; the success of our marketing efforts; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; our ability to adequately staff our restaurants; changes in labor costs; consumer confidence and spending patterns; consumer reaction to industry related public health issues and perceptions of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2017 filed on March 2, 2017. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended
	April 4, 2017	March 29, 2016
Revenue:
Restaurant revenue	$115,527	$112,865
Franchising royalties and fees	1,188	1,121
Total revenue	116,715	113,986
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	32,087	30,189
Labor	39,594	37,434
Occupancy	14,001	13,314
Other restaurant operating costs	17,147	16,892
General and administrative	10,666	10,037
Depreciation and amortization	6,267	6,906
Pre-opening	545	1,037
Restaurant impairments, closure costs and asset disposals	22,054	1,016
Total costs and expenses	142,361	116,825
Loss from operations	(25,646)	(2,839)
Interest expense, net	1,008	628
Loss before income taxes	(26,654)	(3,467)
Provision (benefit) for income taxes	191	(1,094)
Net loss	(26,845)	(2,373)
Accretion of preferred stock to redemption value	(965)	—
Net loss attributable to common stockholders	$(27,810)	$(2,373)
Loss per share of Class A and Class B common stock, combined:
Basic	$(0.99)	$(0.09)
Diluted	$(0.99)	$(0.09)
Weighted average shares of Class A and Class B common stock outstanding, combined:
Basic	28,073,333	27,721,792
Diluted	28,073,333	27,721,792

Noodles & Company
Condensed Consolidated Statements of Operations as a Percentage of Revenue
(unaudited)

	Fiscal Quarter Ended
	April 4, 2017	March 29, 2016
Revenue:
Restaurant revenue	99.0%	99.0%
Franchising royalties and fees	1.0%	1.0%
Total revenue	100.0%	100.0%
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	27.8%	26.7%
Labor	34.3%	33.2%
Occupancy	12.1%	11.8%
Other restaurant operating costs	14.8%	15.0%
General and administrative	9.1%	8.8%
Depreciation and amortization	5.4%	6.1%
Pre-opening	0.5%	0.9%
Restaurant impairments, closure costs and asset disposals	18.9%	0.9%
Total costs and expenses	122.0%	102.5%
Loss from operations	(22.0)%	(2.5)%
Interest expense, net	0.9%	0.5%
Loss before income taxes	(22.8)%	(3.0)%
Provision (benefit) for income taxes	0.2%	(1.0)%
Net loss	(23.0)%	(2.0)%
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(1)	As a percentage of restaurant revenue.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity, unaudited)

	As of
	April 4, 2017	January 3, 2017
Balance Sheet Data
Total current assets	$23,822	$25,788
Total assets	203,589	209,461
Total current liabilities	49,005	49,033
Total long-term debt	52,800	84,676
Total liabilities	158,391	183,643
Mezzanine equity	11,498	—
Total stockholders’ equity	33,700	25,818

	Fiscal Quarter Ended
	April 4, 2017	January 3, 2017	September 27, 2016	June 28, 2016	March 29, 2016
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	409	457	455	443	436
Franchise restaurants at end of period	73	75	73	71	71
Revenue Data:
Company-owned average unit volumes	$1,067	$1,075	$1,087	$1,092	$1,101
Franchise average unit volumes	$1,065	$1,066	$1,071	$1,083	$1,105
Company-owned comparable restaurant sales	(2.5)%	(1.8)%	(0.9)%	(0.9)%	0.0%
Franchise comparable restaurant sales	1.1%	2.0%	0.6%	(2.1)%	(0.5)%
System-wide comparable restaurant sales	(2.0)%	(1.3)%	(0.7)%	(1.0)%	(0.1)%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended
	April 4, 2017	March 29, 2016
Net loss	$(26,845)	$(2,373)
Depreciation and amortization	6,267	6,906
Interest expense, net	1,008	628
Provision (benefit) for income taxes	191	(1,094)
EBITDA	$(19,379)	$4,067
Restaurant impairments, closure costs and asset disposals	22,054	1,016
Fees and costs related to the registration statement and related transactions	639	—
Severance costs	203	—
Stock-based compensation expense	298	349
Adjusted EBITDA	$3,815	$5,432
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EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended
	April 4, 2017	March 29, 2016
Net loss	$(26,845)	$(2,373)
Restaurant impairments and closure costs (a)	21,665	676
Fees and costs related to the registration statement and related transactions (b)	639	—
Severance costs (c)	203	—
Tax adjustments, net (d)	1,848	(18)
Adjusted net loss	$(2,490)	$(1,715)

Loss per share of Class A and Class B common stock, combined:
Basic	$(0.99)	$(0.09)
Diluted	$(0.99)	$(0.09)
Weighted average Class A and Class B common stock outstanding, combined
Basic	28,073,333	27,721,792
Diluted	28,073,333	27,721,792
Adjusted loss per Class A and Class B common stock, combined
Basic	$(0.08)	$(0.06)
Diluted	$(0.08)	$(0.06)
Weighted average Class A and Class B common stock outstanding, combined (e)
Basic	30,643,750	27,721,792
Diluted	30,643,750	27,721,792
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Adjusted net income (loss) is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income (loss) as net income (loss) plus the impact of adjustments and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net income (loss) as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income (loss) should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(a)
Reflects the adjustment to eliminate the impact of closure costs and impairing restaurants during the first quarter of 2017 and 2016. The first quarter of 2017 includes the closure costs related to the 55 restaurants closed in the first quarter of 2017 and the impairment of four restaurants. The first quarter of 2016 includes the impairment of one restaurant. Both quarters include the ongoing closure costs of restaurants closed in the fourth quarter of 2015. These expenses are included in the “Restaurant impairments, closure costs and asset disposals” line in the Condensed Consolidated Statements of Operations.

(b)	The first quarter of 2017 includes expenses related to the registration statement the Company filed in the first quarter of 2017, which registration statement was later withdrawn.

(c)	Reflects the adjustment to eliminate the severance costs from department structural changes during the first quarter of 2017.

(d)	Reflects the adjustment to normalize the impact of the valuation allowance that affects our annual effective tax rate and the tax impact of the other adjustments discussed in (a) through (c) above.

(e)
Adjusted per share amounts are calculated by dividing adjusted net income (loss) by the basic and diluted weighted average shares outstanding. The weighted average shares outstanding include the weighted average preferred shares outstanding during the period as a result of the issuing the Series A Convertible Preferred Stock on February 8, 2017 as these shares were subsequently converted into the Company’s Class A common stock on April 12, 2017.